UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                                  Compugen Ltd.
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                                (Name of Issuer)


                         Ordinary Shares, nominal value
                       0.01 New Israeli Shekels per Share
--------------------------------------------------------------------------------
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                         (Title of class of Securities)


                                    M25722105
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                      Page   1   of   4   Pages
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

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CUSIP NO. M25722105                 13G          Page   2   of   4   Pages
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    1      NAME OR REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Name: Martin S. Gerstel
           Social Security Number:  ###-##-####

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    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b)
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    3      SEC USE ONLY

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    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
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NUMBER OF                   5         SOLE VOTING POWER

SHARES                                1,119,888

BENEFICIALLY

OWNED BY

EACH

REPORTING

PERSON

WITH
                            --------- --------------------------------------
                            --------- --------------------------------------

                            6         SHARED VOTING POWER


                                      550,000

                            --------- --------------------------------------
                            --------- --------------------------------------

                            7         SOLE DISPOSITIVE POWER

                                      1,119,888
                            --------- --------------------------------------
                            --------- --------------------------------------

                            8         SHARED DISPOSITIVE POWER

                                      550,000

                            --------- --------------------------------------
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    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,669,888
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   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

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   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.02%
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---------- ------------------------------------------------------------------

   12      TYPE OF REPORTING PERSON*

           IN
---------- ------------------------------------------------------------------
-----------------------------------------------------------------------------

*SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP NO. M25722105                       13G     Page   3   of   4   Pages
-----------------------------------               -----------------------------

Item 1.

(a) Compugen Ltd.

(b)      72 Pinchas Rosen St., Tel Aviv, 69512 Israel


Item 2.

(a) Martin S. Gerstel

(b) 72 Pinchas Rosen St., Tel Aviv, 69512 Israel

(c) USA

(d) Ordinary Shares nominal value 0.01 New Israeli Shekels per Share

(e) M25722105


Item 3.

Not applicable.


Item 4.  Ownership.

(a) 1,669,888

(b) 6.02%


(c) (i) 1,119,888

       (ii) 550,000

       (iii) 1,119,888

       (iv) 550,000

Item 5.  Ownership of Five Percent or Less of a Class.

Not applicable.


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.


Item 8.  Identification and Classification of Members of the Group.

Not applicable.

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CUSIP NO. M25722105                     13G     Page   4   of   4   Pages
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Item 9.  Notice of Dissolution of Group.

Not applicable.


Item 10. Certification.

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





February 7, 2005
Date


/s/ Martin S. Gerstel
Signature


Martin S. Gerstel
Name